Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235
Registration Statement No. 333-199817

January 30, 2015

PROSPECTUS SUPPLEMENT NO. 21 TO THE JUNE PROSPECTUS (AS DEFINED BELOW)
PROSPECTUS SUPPLEMENT NO. 9 TO THE NOVEMBER PROSPECTUS (AS DEFINED BELOW)

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014, November 4, 2014, November 6, 2014, November 17, 2014, November 21, 2014, December 8, 2014, December 12, 2014, January 2, 2015, January 12, 2015 and January 26, 2015 (the “June Prospectus”) to allow the selling stockholders named in the June Prospectus (the “June Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the June Prospectus (the “June Shares”) were issued by us to the June Selling Stockholders in a private placement on May 20, 2014, as more fully described in the June Prospectus.

25,465,024 Shares of Common Stock

This prospectus supplement also amends our prospectus dated November 12, 2014, as supplemented on November 17, 2014, November 21, 2014, December 8, 2014, December 12, 2014, January 2, 2015, January 12, 2015 and January 26, 2015 (the “November Prospectus,” and together with the June Prospectus, the “Prospectuses”) to allow the selling stockholders named in the November Prospectus (the “November Selling Stockholders,” and together with the June Selling Stockholders, the “Selling Stockholders”) to resell, from time to time, up to 25,465,024 shares of our common stock. The shares of our common stock covered by the November Prospectus (the “November Shares,” and together with the June Shares, the “Shares”) were issued by us to the November Selling Stockholders in a private placement on October 8, 2014 and November 6, 2014, as more fully described in the November Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2015, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectuses, which are to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on January 29, 2015 was $21.24 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on pages 6 and 19 of the June Prospectus and November Prospectus, respectively, and under similar headings in any amendments or supplements to the Prospectuses, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

            You should rely only on the information contained in the Prospectuses, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  The Selling Stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement is January 30, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 29, 2015

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On January 29, 2015, Platform Specialty Products Corporation (“Platform”) issued a press release announcing that PSPC Escrow Corp., a wholly-owned subsidiary of Platform (the “Escrow Issuer”), intends, subject to market and other customary conditions, to offer an additional $100 million aggregate principal amount of 6.500% senior notes due 2022 denominated in U.S. dollars (the “Additional Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Additional Notes are fungible with, and are being offered on the same terms as, the previously-announced private offering of $1.00 billion aggregate principal amount of 6.500% senior notes due 2022 denominated in U.S. dollars (the “Initial Notes,” and together with the Additional Notes, the “Notes”). A copy of this press release is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

On January 29, 2015, Platform also issued a press release announcing that it had priced the Additional Notes at an issue price of $1,010 per $1,000 principal amount. Upon consummation of the closing of Platform’s previously-announced proposed acquisition of Arysta LifeScience Limited, Platform will assume the obligations of the Escrow Issuer under the Notes and the indenture governing the Notes, and certain of Platform's existing domestic subsidiaries will guarantee the Notes. A copy of this press release is filed with this report as Exhibit 99.2 and is incorporated herein by reference.

The above does not constitute an offer to sell, or a solicitation of an offer to purchase, the Notes and related guarantees in any jurisdiction in which such offer or solicitation would be unlawful.

Item 9.01                 Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit Number	Exhibit Title
99.1	Press release issued on January 29, 2015, announcing the offering of Additional Notes.
99.2	Press release issued on January 29, 2015, announcing the pricing of the offering of Additional Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

January 30, 2015	By:	/s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1	Press release issued on January 29, 2015, announcing the offering of Additional Notes.
99.2	Press release issued on January 29, 2015, announcing the pricing of the offering of Additional Notes.